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EXHIBIT 4.3

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


November 19, 1997


Nuveen Tax-Free Unit Trust, Series 971
c/o John Nuveen & Co. Incorporated,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 971
333 W. Wacker Drive
Chicago, Illinois 60606

RE:  Nuveen Tax-Free Unit Trust, Series 971

Dear Sirs:

   We hereby consent to the reference to our firm under the caption "What is the Tax Status of Unitholders?" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 971 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.

Very truly yours,

CARTER, LEDYARD & MILBURN